As filed with the Securities and Exchange Commission on May 8, 2023.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kenvue Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	88-1032011 (I.R.S. Employer Identification No.)

199 Grandview Road Skillman, NJ (Address of Principal Executive Offices)	08558 (Zip Code)
Kenvue Inc. Long-Term Incentive Plan
(Full title of the plan)
Edward J. Reed
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
(Name and address of agent for service)
(908) 784-1200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Kenvue Inc. (the “Company”), relating to up to an aggregate of 188,897,256 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable to eligible employees and non-employee directors of the Company and its subsidiaries and affiliated entities under the Kenvue Inc. Long-Term Incentive Plan (the “Plan”). The Company intends to register on subsequent Registration Statements on Form S-8 additional shares of Common Stock issuable under the Plan as needed.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:
(1)the Company’s prospectus dated May 3, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with the Company’s Registration Statement on Form S-1, as amended (File No. 333-269115);
(2)the Company’s Current Report on Form 8-K, filed with the Commission on May 8, 2023; and
(3)the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 3, 2023 (File No. 001-41697), together with any amendment thereto filed with the Commission for the purpose of updating such description.
In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, unless stated otherwise in the applicable report, will any information that the Company has disclosed or will disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.
For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
Not applicable.

Item 6.Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation and its amended and restated bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.
The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to payments which may be made by the Company to its directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. The Company’s amended and restated bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to the Company and that the Company must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
An underwriting agreement, the form of which was filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (File No. 333-269115), initially filed by the Company with the Commission on January 4, 2023, as amended, provides for indemnification of the Company’s directors and officers by the underwriters against certain liabilities. These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7.Exemption From Registration Claimed.
Not applicable.
Item 8.Exhibits.

Exhibit No.	Exhibit Description
4.1
Amended and Restated Certificate of Incorporation of Kenvue Inc., effective as of May 3, 2023, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Kenvue Inc. with the Commission on May 8, 2023, and incorporated herein by reference

4.2
Amended and Restated Bylaws of Kenvue Inc., effective as of May 3, 2023, filed as Exhibit 3.2 to the Current Report on Form 8-K filed by Kenvue Inc. with the Commission on May 8, 2023, and incorporated herein by reference

5.1*	Opinion of Cravath, Swaine & Moore LLP
23.1*	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included on the signature page to this registration statement)
99.1*	Kenvue Inc. Long-Term Incentive Plan
107*	Filing Fee Table
________________
*Filed herewith.

Item 9.Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skillman, State of New Jersey, on this 8th day of May, 2023.

KENVUE INC.

By:	/s/ Edward J. Reed
Edward J. Reed
Secretary

SIGNATURES AND POWER OF ATTORNEY
Each of the undersigned officers and directors of Kenvue Inc. hereby severally constitutes and appoints Matthew Orlando and Edward J. Reed, and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thibaut Mongon	Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2023
Thibaut Mongon

/s/ Paul Ruh	Chief Financial Officer (Principal Financial Officer)	May 8, 2023
Paul Ruh

/s/ Heather Howlett	Chief Accounting Officer (Principal Accounting Officer)	May 8, 2023
Heather Howlett

/s/ Larry Merlo	Chair, Board of Directors	May 8, 2023
Larry Merlo

/s/ Richard E. Allison, Jr.	Director	May 8, 2023
Richard E. Allison, Jr.

/s/ Peter M. Fasolo	Director	May 8, 2023
Peter M. Fasolo

/s/ Tamara S. Franklin	Director	May 8, 2023
Tamara S. Franklin

/s/ Seemantini Godbole	Director	May 8, 2023
Seemantini Godbole

/s/ Melanie L. Healey	Director	May 8, 2023
Melanie L. Healey

/s/ Betsy D. Holden	Director	May 8, 2023
Betsy D. Holden

/s/ Vasant Prabhu	Director	May 8, 2023
Vasant Prabhu

/s/ Michael E. Sneed	Director	May 8, 2023
Michael E. Sneed

/s/ Joseph J. Wolk	Director	May 8, 2023
Joseph J. Wolk